Exhibit 99.1

WGNB Corp. Announces Second Quarter 2008 Earnings

CARROLLTON, Ga.—(BUSINESS WIRE)—July 11, 2008—WGNB Corp. (NASDAQ:WGNB), the holding company for First National Bank of Georgia, announced its 2008 second quarter loss of $4.3 million, or $0.71 per diluted share, compared to its 2007 second quarter earnings of $2.3 million, or $0.45 per diluted share.  The year to date net loss for WGNB Corp. through June 30, 2008 was $2.5 million, or $0.41 per diluted share, compared to net earnings of $4.2 million, or $0.84 per diluted share for the first six months of 2007.

The Company continues to be impacted by the residential real estate construction and development downturn that is plaguing the metro Atlanta area. The amount of non-performing assets stands at $88.3 million, or 9.7 percent of total assets, as of June 30, 2008. The Company has recognized a significant loan loss provision in the second quarter of 2008 in the amount of $8.1 million ($8.9 million for the year to date) and charged off $1.4 million in accrued interest ($1.7 million for the year to date 2008).  The current allowance for loan loss is $17.4 million, or 2.67 percent of total loans.

The Company sold $5.8 million of non-performing assets in the second quarter of 2008 ($13.3 million for the year to date 2008) and recorded a gain of $109 thousand ($121 thousand for the year to date); however, it recognized $39.5 million of new non-performing loans in the second quarter of 2008.  Management remains confident that it is fairly and conservatively providing for estimated loan losses in the construction and development loan portfolio.

“It is important to highlight that, although the large loan loss provision and charge-off of accrued interest are not extraordinary items in the banking industry, the Company maintains core earnings potential,” said H. B. “Rocky” Lipham, III, Chief Executive Officer. “Adding back the year to date $8.9 million loan loss provision and the $1.7 million charge off of accrued interest, the Company’s net earnings would have been approximately $4.0 million net of applicable taxes.  Once we have captured this credit risk in our earnings stream, the Company can return to profitability with the performing assets it has built over its long history.  It is equally important to highlight that the Company still has tier 1 capital plus the allowance for loan losses in the amount of $74.0 million.”

In response to current asset quality issues and the need for capital preservation, the Board of Directors has made a decision to suspend further payments of dividends on the common stock until sufficient earnings have been attained.  “This decision was not taken lightly by the Board of Directors and reflects its belief that suspending dividends is a necessary step in the long term viability of the Company. The Company has paid a continuous and year over year increasing dividend over the past 15 years up until the second quarter of 2008 when dividends were reduced by fifty percent in response to recent asset quality issues,” stated W. Thomas Green, Jr., Chairman of the Board.

“We are committed to critically evaluating our loan quality, fairly valuing our assets and reducing non-performing assets as quickly as practical, while maintaining safe and sound capital levels,” added Lipham. “We think strong capital equals a strong bank.  Taking steps such as the dividend suspension and pursuing the rights offering we have previously disclosed are designed to enhance our capital position.”

“The current economic environment, particularly in the metro Atlanta real estate market, is being felt by many financial institutions. We believe that our policy of early recognition of weakness and an early commitment to raise capital positions us better to weather this storm and return the Company to profitability as soon as possible.  Our earnings in 2008 will be significantly impacted by this downturn in construction and development lending, and this downturn is likely not behind us.  However, management and the Board are committed to taking the steps necessary to return the Company to its long history of higher than peer performance as soon as possible,” concluded Lipham.

About WGNB Corp.
WGNB Corp. stock is traded on the NASDAQ Capital Market under the ticker, “WGNB”.  First National Bank of Georgia has seventeen locations in Carroll, Douglas, Haralson, and Coweta counties and total assets of $909 million.  The Bank is the largest and most enduring locally-owned community bank headquartered in Carroll County.

For more information about WGNB Corp and First National Bank of Georgia, visit our investor relations page on our website, www.wgnb.com or www.fnbga.com ..  Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@fnbga.com .  If you prefer to contact us by mail you can do that by contacting Investor Relations at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

	June 30, 2008	June 30, 2007
	(unaudited)	(unaudited)
For the Year to Date
Total interest income	$25,764	$24,216
Total interest expense	13,100	11,345
Net interest income	12,664	12,781
Provision for loan loss	8,850	750
Net interest income after provision	3,814	12,121
Total other income	4,944	3,532
Total other expense	13,502	9,415
(Loss) earnings before income taxes	(4,744)	6,238
Income tax benefit (expense)	2,281	(2,004)
Net (loss) earnings	$(2,463)	$4,234
Per Share Data:
Common shares outstanding	6,057,594	5,003,790
Weighted average shares outstanding	6,057,594	5,002,545
Weighted average diluted shares outstanding	6,057,594	5,042,834
Net (loss) earnings	(0.41)	0.85
Diluted net (loss) earnings	(0.41)	0.84
Cash dividends declared year to date	0.32	0.40
Book value	12.32	10.85
Tangible book value	7.51	10.85
At Period End:
Total assets	909,549	622,798
Total loans	651,529	515,161
Allowance for loan losses	17,367	6,373
Earning assets	753,345	591,243
Non-performing assets	88,280	6,582
Foreclosed property	29,450	2,974
Intangible assets	29,174	-
Deposits	741,738	510,492
Junior subordinated debentures	10,850	-
Stockholders’ equity	74,672	54,274
Tangible stockholders’ equity	45,498	54,274
Key Performance Ratios Year to Date:
Return on average assets	(0.55)%	1.40%
Return on average equity	(6.17)%	15.67%
Return on average tangible equity	(9.47)%	15.67%
Net interest margin, tax equivalent	3.36%	4.78%
Dividend payout ratio	176.82%	52.35%
Efficiency ratio	76.68%	57.35%
Asset Quality Ratios:
Non-performing assets/loans & OREO	12.96%	1.27%
Loan loss reserve/total loans	2.67%	1.24%
Loan loss reserve/non-performing assets	19.67%	96.83%
Loan loss reserve/total capital	23.26%	11.74%
NCO’s/average loans	0.63%	0.02%
Capital Ratios:
Tangible equity/tangible assets	5.16%	8.71%
Tier 1 leverage ratio	6.40%	9.59%
Total risk based capital ratio	9.53%	11.63%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@fnbga.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@fnbga.com